Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 27, 2023, relating to the financial statements of Acer Therapeutics, Inc. (the Company) appearing in Form S-4 of Zevra Therapeutics, Inc. which is incorporated by reference in the Current Report in Form 8-K/A of Zevra Therapeutics, Inc. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, P.C.

Boston, Massachusetts

June 4, 2024